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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:         December 31, 2001
                                         Estimated average burden
                                         hours per response             0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   KAPLAN              THOMAS               SCOTT
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 (Last)               (First)              (Middle)

   154 WEST 18TH STREET                     APT. 8C
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                        (Street)

   NEW YORK               NY                 10011
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

    5/9/02
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3. IRS Identification Number of Reporting Person, if any entity (voluntary)



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4. Issuer Name and Ticker of Trading Symbol

   CADENCE RESOURCES CORPORATION (OTC BB:"CDNR")

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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 COMMON STOCK, par
 value $0.01 per share   1,053,334                      I                SEE NOTE 1
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                         (OVER

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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 Warrants to purchase
 common stock             4/15/02     4/15/07       Common Stock          903,334         $0.30            I          SEE NOTE 1
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Explanation of Responses:
(1) Pursuant to voting trust agreements, the Reporting Person has voting and dispositive control with respect to 723,334 shares of common stock and warrants to purchase 723,334 shares of common stock owned by Electrum Capital LLC ("Electrum") and 330,000 shares of common stock and warrants to purchase 180,000 shares of common stock owned by Electrum Resources LLC ("Resources"). The Reporting Person disclaims beneficial ownership of the issuer's common stock held by Electrum and Resources, except to the extent of his pecuniary interest therein.


                        /s/ Thomas S. Kaplan                    5/20/02
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              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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